Filed Pursuant to Rule 424(b)(3)

Registration No. 333-291685

PROSPECTUS

38,450,000 ORDINARY SHARES REPRESENTED BY

769,000 AMERICAN DEPOSITARY SHARES

Evaxion A/S

This prospectus relates to the offer and sale by the selling shareholder identified in this prospectus of up to an aggregate of 38,450,000 ordinary shares, DKK 0.25 nominal value per share, represented by 769,000 American Depositary Shares (“ADSs”). The 38,450,000 ordinary shares represented by 769,000 ADSs registered are issuable upon exercise of warrants at an exercise price of DKK 0.25 per ordinary share, each sold to the selling shareholder as part of a private placement pursuant to a debt settlement agreement (the “Debt Settlement Agreement”), that closed on July 11, 2025 (the “Private Placement”). The warrants are not being offered under this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ordinary shares represented by ADSs by the selling shareholder. However, we have received a partial debt cancellation of EUR 3,500,000 in exchange for issuing the warrants and may receive up to an additional DKK 9,612,500 in aggregate gross proceeds under the Debt Settlement Agreement from exercise of the warrants (or approximately $1,465,320). See the sections herein entitled “Private Placement of Warrants” for a description of the Debt Settlement Agreement and “Selling Shareholder” for additional information regarding the selling shareholder.

The selling shareholder may sell or otherwise dispose of the ordinary shares represented by ADSs described in this prospectus in a number of different ways and at varying prices. See the section herein entitled “Plan of Distribution” for more information about how the selling shareholder may sell or otherwise dispose of the ordinary shares represented by ADSs being registered pursuant to this prospectus.

We will pay the expenses incurred in registering under the Securities Act, as amended, the offer and sale of the ordinary shares represented by ADSs by the selling shareholder to which this prospectus relates. The selling shareholder will pay or assume discounts, commissions and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of ordinary shares represented by ADSs under this prospectus. See the section herein entitled “Plan of Distribution.”

ADSs representing our ordinary shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “EVAX”. On November 5, 2026, the closing sale price of the ADSs as reported on Nasdaq was $2.76 per ADS.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary — Implications of Being an Emerging Growth Company” for additional information.

Investing in our securities involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in the ADSs and the company. See “Risk Factors” beginning on page 6 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated November 13, 2026

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus Evaxion A/S and its subsidiaries (“Subsidiar(y/ies)”) shall collectively be referred to as “EVAX”, “Evaxion”, “the Company,” “the Group”, “we”, “us” and “our” unless otherwise noted.

This prospectus incorporates by reference our audited consolidated financial statements as of December 31, 2025, and 2024 and for the years ended December 31, 2025, 2024 and 2023 and the related notes, prepared in accordance with International Financial Reporting Standards or IFRS, as issued by the International Accounting Standards Board, or IASB and our unaudited condensed consolidated interim financial statements as of June 30, 2026, and for the six months ended June 30, 2026, and 2025. The unaudited condensed consolidated interim financial statements of the Company are prepared in accordance with International Accounting Standard 34, “Interim Financial Reporting”. Certain information and disclosures normally included in the annual consolidated financial statements prepared in accordance with IFRS have been condensed or omitted. Accordingly, these unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited annual consolidated financial statements as of and for the year ended December 31, 2025.

All references in this Prospectus to “$” mean U.S. dollars and all references to “DKK” mean Danish Kroner.

Our financial information is presented in our presentation currency, U.S. Dollar, or USD. Our functional currency is the Danish Krone, or DKK. Certain Danish Krone amounts in this prospectus have been translated solely for convenience into USD at an assumed exchange rate of DKK 6.3527 per $1.00, which was the rounded official exchange rate of such currencies as of December 31, 2025. We used an assumed exchange rate of DKK 6.560 per $1.00, which was the official rounded exchange rate of such currencies as of June 30, 2026, for the unaudited interim periods ended June 30, 2026.

Foreign currency transactions are translated into our functional currency, DKK, using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized as financial income or financial expenses in the consolidated statements of comprehensive loss. Non-monetary items in foreign currency, which are measured at cost at the consolidated statements of financial position date are translated into our functional currency, DKK, using the exchange rates at the date of the transaction. Such DKK translated amounts are not necessarily indicative of the amounts of DKK that could have actually been purchased with the underlying currency being exchanged into DKK at the dates indicated.

Assets and liabilities in our functional currency are translated to our presentation currency, USD, at the exchange rates applicable on December 31, 2025, and June 30, 2026, for the respective period. Income and expenses in our functional currency are translated to USD at the average exchange rate, which corresponds to an approximation of the exchange rates prevailing on each individual transaction date. Translation differences arising in the translation to presentation currency are recognized in other comprehensive income. Such USD amounts are not necessarily indicative of the amounts of USD that could actually have been purchased upon exchange of DKK at the dates indicated.

We have made rounding adjustments to some of the figures contained in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be exact arithmetic aggregations of the figures that preceded them.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company discusses in this prospectus, its business strategy, market opportunity, capital requirements, product introductions and development plans and the adequacy of the Company’s funding. Other statements contained in this prospectus, which are not historical facts, are also forward-looking statements. The Company has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

The Company cautions investors that any forward-looking statements presented in this prospectus, or that the Company may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, the Company. These statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond its control or ability to predict. Although the Company believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, its actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends.

Certain risks are discussed in this prospectus and also from time to time in the Company’s other filings with the Securities and Exchange Commission (“SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

In particular, you should consider the risks provided under “Risk Factors Summary” in this prospectus and in the 2025 Form 20-F as well as “Summary of Material Risks Associated with Our Business” in the 2025 Form 20-F incorporated by reference in this prospectus.

iii

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus or incorporated herein by reference. This summary does not contain all the information you should consider before investing in our securities. Before deciding to invest in the securities, you should read this entire prospectus carefully, including the information incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf, including in particular the section entitled “Risk Factor Summary” in this prospectus, Item 3. “Key Information”; Item 5. “Operating and Financial Review and Prospects”; Item 7. “Major Shareholders and Related Party Transactions”; and Item 8. “Financial Information” in our 2025 Form 20-F and incorporated by reference in this prospectus, the sections titled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other sections of the documents incorporated by reference in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus.

Evaxion A/S Overview

Evaxion A/S is a pioneering clinical-stage TechBio company based upon the Artificial Intelligence (AI) platform: AI-Immunology™. The AI-Immunology™ platform consists of five proprietary and scalable AI prediction models harnessing the power of data, machine learning and artificial intelligence to decode the human immune system. This enables the development of novel vaccines for the treatment of cancer as well as bacterial and viral infections.

We believe we are the first in the world to demonstrate a correlation between the predictive power of AI and clinical response in patients, as evidenced by a clear association between AI-Immunology™ predictions and progression free survival in metastatic melanoma cancer patients. AI-Immunology™ allows for fast and effective discovery, design and development of novel vaccines and offers a strong value proposition to both existing and potential pharma partners. The value proposition is supported by AI-Immunology™ being preclinically and clinically validated, adaptable, scalable to other disease areas and, we believe, significantly reduces development costs and risks. Partnerships are essential to realizing the full value of the opportunities AI-Immunology™ offers and we have a strong focus on partnering as part of our strategy execution. Our significantly expanded partnership with MSD validates this approach and confirms the value of the AI-Immunology™ platform seen from an external perspective. Further, we have developed a clinical-stage cancer pipeline of novel personalized therapeutic vaccines and a preclinical prophylactic vaccine pipeline for bacterial and viral diseases with high unmet medical needs based on AI-Immunology™ identified vaccine targets. Evaxion is committed to transforming patients’ lives by providing innovative and targeted treatment options through AI-Immunology™. Our purpose is saving and improving lives with AI-Immunology™.

Corporate Information

We were incorporated under the laws of the Kingdom of Denmark on August 11, 2008, and registered as a public limited liability company (in Danish: Aktieselskab, or A/S) with the Danish Business Authority (in Danish: Erhvervsstyrelsen) in Copenhagen, Denmark under registration number 31762863. Our principal executive offices are located at Dr. Neergaards Vej 5F, 2970 Hørsholm, Denmark. Our website address is www.evaxion.ai. The information on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” until the end of fiscal year 2026, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (b)  the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non- affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Recent Developments

The following is a summary of certain developments since December 31, 2025. This summary is not complete and is qualified in its entirety by the more detailed information contained in our reports on Form 6-K incorporated by reference in this prospectus. See “Information Incorporated by Reference.”

Management

Dr. Helen Tayton-Martin has served as our Chief Executive Officer since November 24, 2025. In April 2026, Dr. Birgitte Rønø, our Chief Scientific Officer, also assumed the role of Chief Operating Officer.

Pipeline

In October 2026, we presented three-year follow-up data from our phase 2 trial of EVX-01, our personalized cancer vaccine candidate, in patients with advanced melanoma at the European Society for Medical Oncology (ESMO) Congress 2026. Six of the 12 patients who responded to treatment during the first two years of the trial continued in a one-year extension in which they received EVX-01 as stand-alone therapy, and all of those patients maintained the clinical responses observed at the two-year follow-up, with no tumor progression observed. EVX-01 induced an immune response in all patients in the trial, with 89% of the vaccine neoantigens generating specific T-cell responses. In August 2026, we expanded our pipeline with EVX-05, an off-the-shelf therapeutic vaccine program for glioblastoma designed with our AI-Immunology™ platform, which we are developing in collaboration with Duke University School of Medicine, and discontinued our EVX-03 program. We are preparing the regulatory filing for clinical testing of EVX-04, our off-the-shelf therapeutic vaccine candidate for acute myeloid leukemia, which we expect to submit before the end of 2026.

The Offering

Pursuant to this prospectus, the selling shareholder is offering on a resale basis an aggregate of up to 38,450,000 ordinary shares represented by 769,000 ADSs, all of which are issuable upon the exercise of the warrants held by the selling shareholder and issued pursuant to the Debt Settlement Agreement.

Securities offered by selling shareholder	Up to 38,450,000 ordinary shares represented by 769,000 ADSs, issuable upon exercise of the Warrants.

ADSs	Each ADS represents 50 ordinary shares. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of a holder of ADSs or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs you should read Item 10B entitled “Memorandum and Articles of Association” in our 2025 Form 20-F incorporated by reference into this prospectus. We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary shares outstanding before this Offering	451,074,156[1] ordinary shares

ADSs outstanding before this Offering	9,021,483 ADSs. To date, not all of the holders of outstanding ordinary shares have converted their ordinary shares to ADSs.

Ordinary shares and ADSs to be outstanding after this offering, including ordinary shares represented by ADSs	489,524,156 ordinary shares, and 9,790,483 ADSs, assuming exercise of the Warrants. As noted above, to date, not all of the holders of outstanding ordinary shares have converted their ordinary shares to ADSs.

Use of proceeds

We will not receive any proceeds from the sale of the ADSs by the selling shareholder. Upon exercise of the Warrants, however, we may receive up to DKK 9,612,500 (or approximately $1,465,320). See “Use of Proceeds” in this prospectus.

We intend to use any such amount to advance our preclinical and clinical pipeline, and continuing operating expenses and working capital.

Risk factors	You should read the “Risk Factors” section within this prospectus (“Risk Factors”), and under similar headings in the documents incorporated by reference herein, including in Item 3D (“Risk Factors”) in our 2025 Form 20-F included by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

____________________________

1 As of September 30, 2026. Includes 34,063,400 ordinary shares, represented by 681,268 ADSs, sold between August 19, 2026 and August 21, 2026 at an average price of $3.1987 per ADS in an at-the-market offering under our Capital on Demand™ Sales Agreement with JonesTrading Institutional Services LLC, for net proceeds, after deducting fees and expenses, of approximately $2.1 million. Does not include 10,059,900 ordinary shares, represented by 201,198 ADSs, sold between October 19, 2026 and October 21, 2026 under the same agreement, for gross proceeds of approximately $0.8 million.

Nasdaq Capital market symbol	ADSs on the Nasdaq Capital Market under the symbol “EVAX.”

The number of our ordinary shares (including shares represented by ADSs in proportion to the designated ratio of (50) ordinary shares to one (1) ADS, as described in this registration statement) to be outstanding after this offering is based on 451,074,156 ordinary shares outstanding as of September 30, 2026 and excludes:

•	12,756,596 ordinary shares issuable upon the exercise of warrants outstanding as of September 30, 2026, pursuant to our Warrant Incentive Plans, at a weighted average exercise price of $33.37 per ADS (equal to $0.667$ per warrant); and
•

135,076,625 ordinary shares issuable upon the exercise of warrants outstanding as of September 30, 2026, based on warrants issued to investors and placement agent, at a weighted average exercise price of $10.35 per ADS (equal to $0.207 per warrant).

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association, as amended as currently in force for the Company at the date of this prospectus.

Summary Consolidated Financial Data

The following tables set forth our summary financial data for the periods indicated. The consolidated financial statements for the years ended December 31, 2025, and 2024 have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our financial statements are prepared and presented in accordance with IFRS, as issued by the IASB. IFRS differ in certain significant respects from U.S. GAAP.

We have derived the summary consolidated statements of comprehensive loss for the six months ended June 30, 2026, and 2025 and 2024, from the unaudited condensed consolidated interim financial statements. We have prepared the unaudited condensed consolidated interim financial statements on the same basis as the audited financial statements, and the unaudited condensed consolidated financial data include all adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of and for the periods presented.

Our historical results are not necessarily indicative of results expected for future periods and our consolidated operating results for the six months ended June 30, 2026, are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2026.

The summary financial data below should be read together with our financial statements and related notes, and our unaudited condensed consolidated interim financial statements and related notes incorporated by reference in this prospectus.

Summary Statements of Comprehensive Loss (USD in thousands)

	For The Year Ended December 31,
	2025	2024	2023
	(USD in thousands, except per share amounts)
Revenue	7,528	3,344	73
Research and development expenses	(9,975)	(10,457)	(11,916)
General and administrative expenses	(6,787)	(7,619)	(10,354)
Operating loss	(9,234)	(14,732)	(22,197)
Finance income	4,616	6,500	963
Finance expenses	(3,997)	(3,123)	(1,681)
Net loss before tax	(8,615)	(11,355)	(22,915)
Income taxes	908	788	790
Net loss for the period	(7,707)	(10,567)	(22,125)
Net loss attributable to equity holders of Evaxion A/S	(7,707)	(10,567)	(22,125)
Loss per share – basic and diluted	(0.02)	(0.20)	(0.81)
Number of shares used for calculation (basic and diluted)	320,406,391	53,644,483	27,335,829

Six Months Ended June 30,
2026	2025	2024
(USD in thousands, except per share amounts)
Revenue	-	37	205
Research and development	(4,631)	(4,321)	(5,588)
General and administrative	(3,034)	(3,924)	(3,594)
Operating gain / loss	(7,665)	(8,208)	(8,977)
Finance income	405	3,039	5,838
Finance expenses	(519)	(1,629)	(2,282)
Net gain/ loss before tax	(7,779)	(6,798)	(5,421)
Income tax benefit	420	387	417
Net gain / loss for the period	(7,359)	(6,411)	(5,004)
Net loss attributable to shareholders of Evaxion A/S	(7,359)	(6,411)	(5,004)
Loss per share – basic and diluted	(0.02)	(0.03)	(0.10)

Summary of Consolidated Statement of Financial Position (USD in thousands)

	Jun 30 2026	Dec 31, 2025	Dec 31, 2024
Cash and cash equivalents	14,000	23,234	5,952
Total assets	19,380	28,408	12,485
Total liabilities	9,849	11,369	14,137
Share capital	15,791	15,791	10,516
Other reserves	127,343	127,492	106,369
Accumulated deficit	(133,603)	(126,244)	(118,537)
Total equity	9,531	17,039	(1,652)
Total liabilities and equity	19,380	28,408	12,485

RISK FACTORS

Our business is subject to numerous risks and uncertainties, including those described in detail in Item 3D (“Risk Factors”) and “Summary of Material Risks Associated with Our Business” in our 2025 Form 20-F, which is incorporated by reference into this prospectus. The risks described below include new or updated risks since the filing of our 2025 Form 20-F, which should be read together with summary of certain principal risks.

Investing in our company and its securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus and incorporated by reference, before making an investment decision. If any of these risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price or value of the ADSs in the public market could decline, and you could lose part or all of your investment.

This registration statement also contains forward-looking statements that involve risks and uncertainties. Our results may differ materially from those expressed or implied in such statements due to various factors, including the risks described below and elsewhere in this registration statement. See “Special Note Regarding Forward-Looking Statements” above.

Investors should carefully review the complete discussions under “Risk Factors” and “Summary of Material Risks Associated with Our Business” in our 2025 Form 20-F, incorporated by reference herein, as well as the additional risks described in this section.

Risks Related to this Offering

The sale of a substantial amount of our ordinary shares represented by ADSs, including resale of the ordinary shares represented by ADSs issuable upon the exercise of the warrants held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of up to 38,450,000 ordinary shares represented by 769,000 ADSs, issuable upon the exercise of warrants held by the selling shareholder. Sales of substantial amounts of our ordinary shares represented by ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary  shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution of our existing shareholders and could cause our share price to decline.

Risks Related to Ownership of ADSs

If we are a passive foreign investment company for United States federal income tax purposes, U.S. Holders of our ADSs could be subject to adverse United States federal income tax consequences.

A non-United States corporation will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. In addition, a non-United States corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock. The determination of PFIC status is inherently factual, is subject to a number of uncertainties, and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. There can be no assurance that we will or will not be determined to be a PFIC for the 2026 tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding our PFIC status. If we were to be or become a PFIC for any taxable year during which a United States holder (defined below in “Material Income Tax Considerations – Certain Material U.S. Federal Income Tax Considerations”) holds ADSs, certain adverse United States federal income tax consequences could apply to such United States holder. See “Material Income Tax Considerations – Certain Material U.S.  Federal Income Tax Considerations – Passive Foreign Investment Company Considerations.”

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We do not anticipate paying cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. If we pay any dividends on our ordinary shares, we will pay those dividends, which shall be payable in respect of the ordinary shares underlying the ADSs, to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See the section entitled “Description of American Depositary Shares” in this prospectus. Cash dividends on our ordinary shares, if any, will be paid in USD.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains statistics, estimates, projections and other information concerning our industry, our business, and the markets for our product candidates, including data regarding the total sales of product in those markets, the estimated patient population in those markets, their projected growth rates, the perceptions and preferences of patients and physicians regarding the disease indications that we are pursuing or may pursue, as well as data regarding market research, statistics, estimates and forecasts prepared by our management. Information that is based on statistics, estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. For example, certain information contained in this prospectus regarding industry and market data was obtained from Medtrack, a database of private and public biotechnology companies. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to ADSs representing our ordinary shares that may be offered and sold from time to time by the selling shareholder. We will receive no proceeds from the sale of ADSs representing our ordinary shares by the selling shareholder in this offering. We may receive up to DKK 9,612,500 (or approximately $1,465,320) in gross proceeds upon exercise of the warrants purchased pursuant to the Debt Settlement Agreement.

Any proceeds that we receive by exercise of the warrants are expected to be used to advance our preclinical and clinical pipeline, and for continuing operating expenses and working capital, which may include, but are not limited to, research and development costs, including the conduct of one or more clinical trials and process development and manufacturing of our product candidates, expansion of our technology infrastructure and capabilities, working capital, capital expenditures and other general corporate purposes.

It is possible that no warrants will be exercised and no additional ordinary shares represented by ADSs will be issued. As we are unable to predict the timing or amount of potential issuances of all of the additional ordinary shares represented by ADSs issuable to the selling shareholder, we cannot specify with certainty all of the particular uses for the net proceeds. Accordingly, our management will have broad discretion in the application of the net proceeds.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization as of June 30, 2026 and December 31, 2025 on an actual basis.

You should read this information together with our unaudited interim financial statements and related notes incorporated by reference in this prospectus and the information set forth under the “Prospectus Summary — Summary Consolidated  Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections.

	June 30, 2026	December 31, 2025
Cash and cash equivalents	14,000	23,234
Total assets	19,380	28,408
Total liabilities	9,849	11,369
Share capital	15,791	15,791
Other reserves	127,343	127,492
Accumulated deficit	(133,603)	(126,244)
Total equity	9,531	17,039

For the description of the Warrant Incentive Plan see “Warrant Incentive Plan” in our 2025 Form 20-F incorporated herein by reference.

Unless otherwise stated, all information in this prospectus assumes no exercise of the outstanding options and warrants described above into ordinary shares or ADSs, and treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares.

Private Placement of Warrants

Debt Settlement and Debt Settlement Agreement

On July 11, 2025, we finalized a debt settlement agreement of €3.5 million out of our €7 million loan with EIB, upon our issuance to EIB of the Warrants for 38,450,000 ordinary shares of a nominal value of DKK 0.25 in the Company (the “Debt Settlement”).

In connection with the Debt Settlement, the Company and EIB entered into a Debt Settlement Agreement, dated as of July 11, 2025, pursuant to which the Company and EIB agreed that the Company would issue warrants for 38,450,000 Ordinary Shares to EIB and EUR 3,500,000 of our EUR 7,000,000 loan with EIB would be cancelled (the “Debt Settlement Agreement”).

The terms by which EIB subscribed for the ordinary shares were set forth in the Warrant to Subscribe for Ordinary Shares on July 11, 2025 (the “Warrant to Subscribe for Ordinary Shares”). The Company issued Warrants to EIB to subscribe for 38,450,000 ordinary shares, represented by 769,000 ADSs. The Warrants are exercisable immediately upon issuance, expire in ten years and have an exercise price equal to DKK 0.25 per ordinary share.

The terms by which the EIB loan was partially cancelled were reflected in the Amendment Agreement to the Finance Contract dated 6 August 2020, entered into on July 11, 2025, between the Company and EIB (the “Amendment Agreement”). Pursuant to the Amendment Agreement, EIB agreed to reduce the EUR 7 million amount owed to them under the original finance contract by EUR 3.5 million.

Registration Rights Agreement

In connection with the Debt Settlement, we entered into a registration rights agreement with EIB (the “Registration Rights Agreement”), pursuant to which we agreed to prepare and file a registration statement (the “Registration Statement”) with the SEC registering the resale of the ordinary shares represented by ADSs issuable upon the exercise of the Warrants (the “ Warrant Shares”) no later than the 60th calendar day following the date of the Registration Rights Agreement and, with respect to any additional Registration Statements which may be required pursuant to Registration Rights Agreement, the earliest practical date on which the Company is permitted by SEC guidance to file such additional Registration Statement related to the Warrant Shares. In addition, we have agreed to use its commercially reasonable efforts to have the Registration Statement declared effective as promptly as practical thereafter, and in any event not more than the 90th calendar day following the filing date (or, in the event of a “full review” by the SEC, the 120th calendar day following the initial filing date) and with respect to any additional Registration Statements which may be required pursuant to the Registration Rights Agreement, the 90th calendar day following the date on which an additional Registration Statement is required to be filed under the Registration Rights Agreement (or, in the event of a “full review” by the SEC, the 120th calendar day following the date such additional Registration Statement is required to be filed under the Registration Rights Agreement); and to keep such registration statement effective at all times until (i) EIB does not own any ordinary shares, Warrants or Warrant Shares issuable upon exercise thereof or (ii) the ordinary shares and the Warrant Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. The Company has agreed to be responsible for all fees and expenses incurred in connection with such registration.

The Company has granted EIB customary indemnification rights in connection with the Registration Statement. EIB has also granted the Company customary indemnification rights in connection with the Registration Statement.

The Debt Settlement Agreements and the Registration Rights Agreement contain customary representations and warranties, agreements and obligations, conditions to closing and termination provisions.

The foregoing descriptions of terms and conditions of the Debt Settlement Agreement, Warrant to Subscribe for Ordinary Shares, the Amendment Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by the full text of the forms thereof, and the description of the terms of the Warrants contained in the Company’s Articles of Association, which are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

SELLING SHAREHOLDER

The ordinary shares represented by ADSs being offered by the selling shareholder are those issuable to the selling shareholder upon exercise of the Warrants. For additional information regarding the issuances of those ordinary shares and warrants, see “Private Placement of Warrants” above. We are registering the ordinary shares in order to permit the selling shareholder to offer the shares for resale from time to time.

In August 2020, we executed a loan agreement, or the EIB Loan Agreement, with EIB, for a principal amount of €20.0 million, divided into three tranches of €7 million, €6 million and €7 million on the EIB Loan. Under the EIB Loan Agreement, the EIB Loan tranche balances are due six years from their respective disbursement dates. For all tranches, EIB is entitled to an aggregate of 1,003,032 cash settled warrants with an exercise price of 1 DKK per warrant (the “EIB Warrants”). The 351,036 warrants attributable to the first tranche of €7 million were incorporated in the articles of association on December 17, 2020. As of December 31, 2021, we initiated the draw down of the first tranche of the EIB Loan Agreement amounting to €7 million. The Company received the first tranche of €7 million on February 17, 2022. The two remaining tranches have become void as of December 31, 2023.

Pursuant to a board resolution dated October 3, 2024, the number of shares issuable upon exercise of warrants previously granted to EIB was adjusted from 351,036 to 373,127.

On July 11, 2025, we finalized a debt settlement agreement of €3.5 million out of our €7 million loan with EIB, upon our issuance to EIB of the Warrants for 38,450,000 ordinary shares of a nominal value of DKK 0.25 in the Company.

Except as set forth above, and except for the ownership of the EIB Warrants and the Warrants, the selling shareholder has not had any material relationship with us within the past three years.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the ordinary shares represented by ADSs by the selling shareholder. The second column lists the number of ordinary shares represented by ADSs beneficially owned by the selling shareholder, based on its ownership of the ordinary shares and warrants, as of September 30, 2026, assuming exercise of the warrants held by the selling shareholder on that date, without regard to any limitations on exercises, except as specifically noted below with respect to certain beneficial ownership blockers.

The third column lists the ordinary shares represented by ADSs being offered by this prospectus by the selling shareholder.

In accordance with the terms of a registration rights agreement with the selling shareholder, this prospectus generally covers the resale of the maximum number of ordinary shares represented by ADSs issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The third column assumes the sale of all of the shares offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Ordinary Shares owned prior to Offering(1)		Maximum Number of Ordinary Shares Represented by ADSs to be Sold Pursuant to	Number of Ordinary Shares Owned After Offering(2)
Name of Selling Shareholder	Number	Percent	this Prospectus	Number	Percent
European Investment Bank(3)	38,823,127	7.92	38,450,000	373,127	*

*Represents beneficial ownership of less than 1%

(1)	Percentage is based on 451,074,156 ordinary shares outstanding as of September 30, 2026, plus 38,823,127 ordinary shares issuable upon exercise of warrants held by the selling shareholder, which are deemed outstanding for purposes of computing the selling shareholder’s percentage ownership in accordance with Rule 13d-3 under the Exchange Act.
(2)	Assumes (a) all ordinary shares represented by ADSs registered hereunder will be sold and (b) no other ordinary shares are acquired or sold by the selling shareholder prior to completion of this offering. Percentage calculation based on 489,524,156 ordinary shares represented by ADSs to be outstanding.
(3)	Ownership prior to offering consists of 373,127 warrants previously issued pursuant to that certain warrant agreement, dated November 27, 2020, plus the ordinary shares issuable on exercise of the Warrants. Address is 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

The following describes our issued share capital, summarizes the material provisions of our articles of association and highlights certain differences in corporate law in the Kingdom of Denmark and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our Articles of Association, which are included as an exhibit to the registration statement of which this prospectus is a part.

Introduction

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our articles of association and relevant provisions of the Danish Companies Act.

The summary includes certain references to and descriptions of material provisions of our articles of association to be effective in connection with the consummation of the offering and Danish law in force as of the date of this prospectus. The summary below contains only material information concerning our share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to our articles of association. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

General

We were incorporated under the laws of the Kingdom of Denmark on August 11, 2008, and registered as a public limited liability company (in Danish: Aktieselskab, or A/S) with the Danish Business Authority (in Danish: Erhvervsstyrelsen) in Copenhagen, Denmark under registration number 31762863. Our principal executive offices are located at Dr. Neergaards Vej 5F, 2970 Hørsholm, Denmark.  The ADSs were publicly listed for trading on The Nasdaq Capital Market with ticker “EVAX” on February 5, 2021.

Our website address is www.evaxion.ai. The information on, or that can be accessed through, our website is not part of and is not incorporated by reference into this prospectus. We have included our website address as an inactive textual reference only.

Development of the Share Capital

As of September 30, 2026, our registered, issued and outstanding share capital was nominal DKK 112,768,539 represented by 451,074,156 ordinary shares of nominal DKK 0.25 each.

The development of our share capital since December 31, 2025, is set forth in the table below. The below Price Per Share (DKK) is based on the registrations with the Danish Business Authority.

Date		Transaction	Share Capital Increase Transaction	Price Per Share (DKK) (Rounded)
August 2026	. . . . . .	JonesTrading Sales Agreement (505,005 ADSs* / 25,250,250 new share issue)	6,312,563	0.41
August 2026	. . . . . .	JonesTrading Sales Agreement (29,444 ADSs* / 1,472,200 new share issue)	368,050	0.43
August 2026	. . . . . .	JonesTrading Sales Agreement (146,819 ADSs* / 7,340,950 new share issue)	1,835,238	0.43

Authorizations to the Board of Directors

As of September 30, 2026, our board of directors is authorized to increase the share capital as follows:

•	The board of directors is until April 15, 2031, authorized at one or more times to obtain loans against issuance of convertible loan notes which give the right to subscribe for shares for a total of up to nominal value of DKK 73,500,000 without pre-emptive subscription rights for the company’s shareholders. The conversion shall be carried out at a price that corresponds in aggregate to at least the market price at the time of the decision of the board of directors. Shares shall be considered issued at market price if the shares are issued at +/-10 of the listed price for the company’s shares on a relevant stock exchange in Europe or the USA.

•	The board of directors is until April 15, 2029, authorized at one or more times to issue warrants to members of our board of directors and executive management, as well as to key employees, and to increase our share capital by up to nominal DKK 11,900,000 without preemptive subscription rights for existing shareholders in connection with the exercise, if any, of said warrants and to determine the terms and conditions thereof.

•	The board of directors is until April 15, 2029, authorized at one or more times to issue warrants to investors, lenders, consultants and/or advisors in the company or its subsidiaries entitling the holder to subscribe for shares for a total of up to nominal value of DKK 90,387,500 without pre-emptive subscription rights for the company’s shareholders. The exercise price for the warrants issued shall at the time of issuance be determined by the board of directors at market price or at a discount price. The board of directors shall determine the terms for the warrants issued and the distribution hereof.

•	The board of directors is until May 1, 2027, authorized at one or more times to increase the company’s share capital by up to nominal DKK 78,759,150 without pre-emptive subscription rights for the company’s shareholders. Capital increases according to this authorization must be carried out by the board of directors by way of cash contributions. The shares may be issued at market price or at a discount to the listed price of the ADSs as determined by the board of directors. The board of directors is authorized to make the required amendments to the articles of association if the authorization to increase the share capital is used and to cause such shares to be deposited with a depositary bank and the simultaneous issuance of ADSs representing such shares.

The ADSs

Trades in ADSs are settled through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning ADSs held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the ADSs. The ADSs are listed for trading on The Nasdaq Capital Market under the symbol “EVAX”.

Our Warrants

We have established warrant programs for members of our board of directors, our executive management and other employees. Under the terms of our warrant plans, warrants are issued to our directors, executive management and employees, on a discretionary basis following consultation with and recommendation from our Compensation Committee. All warrants have been issued by the general meeting or by our board of directors pursuant to valid authorizations in our articles of association and the terms and conditions have, in accordance with the Danish Companies Act, been incorporated in our articles of association.

The description below merely contains a summary of the applicable terms and conditions and does not purport to be complete. As of September 30, 2026, we have 12,756,596 warrants outstanding to our directors, executive management and employees. Our warrants have previously been granted, on the dates, and with exercise prices as set forth below:

Grant Date	Vesting Period	Expiration Date	Exercise Price	Number of outstanding Warrants
December, 2018 or prior	Vested	December 31, 2036	DKK 1.0	1,041,165
December, 2020 or prior	Vested	December 31, 2031	DKK 1.0	414,316
December, 2021	Vested	December 31, 2031	USD 5.38	400,900
March 2022	Vested	December 31, 2031	USD 2.96	27,074
June 2022	Vested	December 31, 2031	USD 1.83	34,452
August 2022	Vested	December 31, 2031	USD 2.42	7,529
September, 2022	Vested	December 31, 2031	USD 2.29	15,279
December 2022	Vested	December 31, 2031	USD 2.23	244,202
January 2023	Vested	December 31, 2031	USD 1.94	7,479
September 2023	Vested	December 31, 2031	USD 1.02	86,110
December 2023	Vested	December 31, 2031	USD 0.75	251,256
May 2024	See vesting principles below	December 31, 2031	USD 0.40	427,445
February 2025	See vesting principles below	December 31, 2031	USD 0.07	1,129,387
November 2025	See vesting principles below	December 31, 2031	USD 0.07	2,500,000
January 2026	See vesting principles below	December 31, 2035	USD 0.09	6,170,002

Total issued and outstanding as of September 30, 2026				12,756,596

Vesting Principles

Warrants generally vest at a rate of 1/36th per month.

Vested warrants may be exercised in four annual exercise windows of two weeks each, that each commence two trading days following publication of our annual report, the six-month report and the interim quarterly reports.

327,445 warrants outstanding of the grant May 1, 2024. The warrants vest with 1/36th per month from May 1, 2024.

100,000 warrants outstanding of the grant May 1, 2024. Are fully vested.

924,179 outstanding of the grant February 6, 2025. The warrants vest with 1/36th per month from January 1, 2025.

205,208 warrants outstanding of the grant February 6, 2025. Are fully vested

500,000 warrants outstanding of the grant of   January 1, 2026. The warrants were fully vested at the time of issuance.

4,982,502 warrants outstanding of the grant of January 1, 2026. The warrants vest with 1/36th per month from January 1, 2026.

687,500 warrants outstanding of the grant of January 1, 2026. The warrants vest with 1/12th per month from January 1, 2026.

There are certain restrictions on exercise in the event that warrant holders terminate their employment or are dismissed for prior to exercise.

Adjustments

Warrant holders are entitled to an adjustment of the number of warrants issued and/or the exercise price applicable in the event of certain changes to our share capital at a price other than the market price. Events giving rise to an adjustment include, among other things, increases or decreases to our share capital at a price below or above market value, respectively, and issuance of bonus shares. For the purpose of implementing the capital increases necessary in connection with the exercise of warrants, our board of directors has been authorized to increase our share capital by one or more issuances of shares with a total nominal value corresponding to the number of warrants issued upon cash payment of the exercise price without any preemptive subscription rights to existing shareholders.

Public offering Investor warrants January, 2025

In January 2025, we completed a public offering through which we offered 3,997,361 ADSs representing an aggregated 199,868,050 ordinary shares, DKK 0.25 nominal value per share, together with warrants to purchase up to 1,998,675 ADSs representing 99,933,750 ordinary shares. The ADSs and warrants were sold in a fixed combination, with each 2 ADSs accompanied by one warrant to purchase one ADS. The public offering price for each ADS and accompanying warrant was $2.71. The warrants have an exercise price per ADS of $2.71 and are immediately exercisable for a term of five years from the date of issuance.

The exercise price for 48,883,500 warrants is converted from USD to DKK in the following range DKK 0.37-0.39 depending on the exact time of conversion.

Public offering Investor warrants February, 2024

In February 2024, we completed a public offering through which we offered 151,500 ADSs representing an aggregated 7,575,000 ordinary shares, DKK 0.25 nominal value per share, together with warrants to purchase up to 151,500 ADSs representing 7,575,000 ordinary shares. The public offering price for each ADS and accompanying warrant was $20.00. The warrants have an exercise price per ADS of $20.00 (amended to 137.60 DKK as of May 23, 2024) and are immediately exercisable for a term of five years from the date of issuance. Additionally, as part of the public offering, the Company offered prefunded warrants to purchase up to 598,500 ADSs representing 29,925,000 ordinary shares, together with ordinary warrants to purchase up to 598,500 ADSs representing 29,925,000 ordinary shares. The public offering price for each ADS and accompanying prefunded warrant was $20.00. The prefunded warrants have an exercise price per ADS of $1.4537 and have all been exercised. Ordinary warrants have an exercise price of $20.00 and are immediately exercisable for a term of five years from the date of issuance. Additionally, the Company issued placement agent warrants for consultants to purchase up to 37,500 ADSs representing 1,875,000 ordinary shares. The placement agent warrants have an exercise price per ADS of $27 and are immediately exercisable for a term of five years from the date of issuance.

The above numbers have been adjusted to reflect the change in the ratio of ADSs to ordinary shares effective January 14, 2025 and the share split resolved at the extraordinary general meeting on January 17, 2025.

Investor warrants December 21, 2023

In connection with Private Placement, on December 21, 2023 we issued 9,726,898 warrants to purchase 9,726,898 ordinary shares to a group of investors. The warrants vested immediately upon issue with an exercise price of $0.707 (amended to 4.799 DKK as of June 12, 2024) and an expiration date on December 21, 2026.

Warrants issued to a consultant related to the Company on September 19, 2023

On September 19, 2023 the Company issued 150,000 warrants to a consultant related to the Company of which 100,000 warrants have lapsed. The warrants vest with 1∕4th per quarter with an exercise price of $1.50. Vested warrants may be exercised until and including September 19, 2026.

EIB Warrants

In connection with the EIB Loan Agreement, we agreed to issue the EIB Warrants to EIB in the event we make draws on the EIB Loan. Under the terms of the EIB Warrant Agreement, we are obligated to issue up to an aggregate of 1,003,032 EIB Warrants in three separate tranches with each tranche of EIB Warrants to be issued upon a drawdown of a tranche of the EIB Loan in accordance with the following schedule: (i) 351,036 EIB Warrants upon a drawdown of the first tranche of the EIB Loan in the amount of €7.0 million; (ii) 345,672 EIB Warrants upon a drawdown of the second tranche of the EIB Loan in the amount of €6.0 million, upon shareholders’ approval and (iii) 351,036 EIB Warrants upon a drawdown of the third and final tranche of the EIB Loan in the amount of €7.0 million, upon shareholders’ approval. In November 2020, we initiated the process of making a draw down on the first tranche of the EIB Loan in the amount of €7.0 million and, in connection therewith, on December 17, 2020 and through the date of the annual report, our board of directors approved the issuance of 351,036 EIB Warrants to EIB.

Under the terms of the EIB Warrant Agreement, each EIB Warrant entitles EIB to subscribe for one ordinary share, nominal DKK 0.25, at an exercise price of DKK 1 per ordinary share. In addition, EIB has the right to cause us to net settle the exercise of the EIB Warrants in cash based on the value of our ordinary shares on the date of exercise thereof. Finally, upon the occurrence of certain events, including the completion of our initial public offering, the prepayment of the EIB Loan, the sale of all or substantially all of our issued share capital or assets, a change in control transaction, or Messrs. Mattsson and Møller  cease to own and control directly or indirectly 25% or more of the voting rights or economic interest of our company, EIB has the right, but not the obligation, to cause us to purchase any EIB Warrant, or the Put Right. If EIB exercise its Put Right, we are required to pay EIB an amount equal to the volume weighted average price per ordinary share, or VWAP, for a period of six months following the exercise of such Put Right. In the first six months following the completion of our initial public offering, the VWAP price to be paid by us is calculated for the entire period from the completion of our initial public offering until the exercise of the Put Right.

Under Article 18, Paragraph 2 of the Statute of the European Investment Bank, or the EIB Statute, establishing EIB, a direct equity investment by EIB requires a separate authorization from the EIB Board of Governors pursuant to which the EIB Board of Directors, acting by qualified majority, has to establish the terms and conditions of such direct equity investment. As of the date of this prospectus, the EIB Board of Governors has not granted any such special authorization to the EIB Board of Directors. Under the EIB Statute, in the absence of a separate authorization from the EIB Board of Governors, commercial shareholdings financed from EIB’s own resources are not allowed. Since the EIB Loan is being made from EIB’s own resources, the EIB Statute does not allow EIB to acquire any of our ordinary shares, therefore, we fully expect that if and when EIB exercises the EIB Warrants it will do so on either a net cash settlement basis or by means of exercising its Put Right. In either case, we may not have sufficient funds on hand to pay such amounts.

Under the terms of the EIB Warrant Agreement, EIB may not exercise the EIB Warrants and cause us to settle the exercise of the EIB Warrants on a net cash basis or pursuant to its Put Right, for a period of 180 days from the date of the completion of our initial public offering, provided that such lock-up arrangement shall cease to be effective in the event there is a material adverse event relating to our company as determined in accordance with ordinary principles of Danish law.

The number of our ordinary shares that may be subject to either net cash settlement or EIB’s Put Right upon the exercise of the EIB Warrants are subject to adjustment in the event of changes to our capital structure which are not carried out at the then current market price, provided that there shall be no such adjustment as a result of the issuance of additional shares or warrants to employees as well as for any future exercise of such warrants. In addition, the EIB Warrants are not subject to any adjustment in the event of any capital increases in directed issuances or our ordinary shares following the completion of our initial public offering with customary discounts of up to 10% of the market price.

Debt Settlement Agreement Warrants, July 2025

On July 11, 2025, we finalized a debt settlement agreement of €3.5 million out of our €7 million loan with European Investment Bank (“EIB”), upon our issuance to EIB of warrants (the “Warrants”) for 38,450,000 ordinary shares of a nominal value of DKK 0.25 with an exercise price of DKK 0.25 per nominal DKK 0.25 share in the Company representing 769,000 ADSs (the “Debt Settlement”). The Warrants are exercisable immediately upon issuance and expire in ten years.

In connection with the Debt Settlement, the Company and EIB entered into a Debt Settlement Agreement, dated as of July 11, 2025, pursuant to which the Company and EIB agreed that the Company would issue warrants for 38,450,000 ordinary shares to EIB and EUR 3,500,000 of our EUR 7,000,000 loan with EIB would be cancelled (the “Debt Settlement Agreement”).

The terms by which EIB subscribed for the ordinary shares were set forth in the Warrant to Subscribe for Ordinary Shares on July 11, 2025 (the “Warrant to Subscribe for Ordinary Shares”).

Shareholders’ Register

We are obligated to maintain an owners’ register (DK: ejerbog). The owners’ register is maintained by Computershare A/S (company registration number (CVR) no. 27088899), Lottenborgvej 26 D, 1., DK-2800 Kgs. Lyngby, Denmark, our Danish share registrar and transfer agent. It is mandatory that the owners’ register is maintained within the European Union and that it is available to public authorities.

Pursuant to the Danish Companies Act public and private limited liability companies are required to register with the Danish Business Authority information regarding shareholders who own at least 5% of the share capital or the voting rights. Pursuant to the Danish Companies Act, we will file registrations with the Public Owners’ Register of the Danish Business Authority. Shareholders that exceed or fall below the ownership threshold must notify us and we will subsequently file the information with the Danish Business Authority. Reporting is further required upon passing or falling below thresholds of 5, 10, 15, 20, 25, 50, 90, and 100% or 1/3 or 2/3.

Articles of Association and Danish Corporate Law

Objects Clause

Our corporate object, as set out in article 1.2 of our articles of association, is to create advanced software that enables the development of novel immune therapies and vaccines.

Summary of Provisions Regarding the Board of Directors

Pursuant to our articles of association, our board of directors shall be elected by our shareholders at the general meeting and shall be composed of not less than three and no more than seven members. With respect to the duration of the term which our directors severally hold office, the board of directors is elected to serve for a term of one year subject to re-election at the next annual general meeting of shareholders or until their successors have been duly elected and qualified, subject to their earlier removal, retirement or death.

Currently, the board of directors consists of five members who are elected by the shareholders.

The board of directors shall appoint and employ an executive management consisting of one to seven members to attend to our day-to-day management, and the board of directors shall determine the terms and conditions of their employment.

Voting Rights

Each shareholder is entitled to one vote for each share owned at the time of any general meeting. As compared with Danish citizens, there are no limitations under the articles of association or under Danish law on the rights of foreigners or non-Danish citizens to hold or vote our ordinary shares.

Dividend Rights

Our shareholders may at general meetings authorize the distribution of ordinary and extraordinary dividends. Our shareholders may not distribute dividends in excess of the recommendation from our board of directors and may only pay out dividends from our distributable reserves, which are defined as results from operations carried forward and reserves that are not bound by law or our company’s articles of association after deduction of loss carried forward.

Our shareholders are eligible to receive any dividends declared and paid out. However, we have not to date declared or paid any dividends and we currently intend to retain all available financial resources and any earnings generated by our operations for use in the business and we do not anticipate paying any dividends in the foreseeable future. The payment of any dividends in the future will depend on a number of factors, including our future earnings, capital requirements, financial condition and future prospects, applicable restrictions on the payment of dividends under Danish law and other factors that our board of directors may consider relevant.

See “Material Income Tax Considerations” for a summary of certain tax consequences in respect of dividends or distributions to holders of our ordinary shares or ADSs.

Pre-emptive Subscription Rights

Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. An increase in share capital can be resolved by the shareholders at a general meeting or by the board of directors pursuant to an authorization given by the shareholders. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders.

Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting, and requires that such capital increases will be carried out as a cash contribution at market price.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations set forth above under the caption “Authorizations to the Board of Directors”.

Unless future issuances of new shares and/or pre-emptive rights are registered under the Securities Act or with any authority outside Denmark, United States shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights.

Rights on Liquidation

Upon a liquidation or winding-up of the Company, shareholders will be entitled to participate, in proportion to their respective shareholdings, in any surplus assets remaining after payment of our creditors.

Limitations on Holding of Shares

There are no limitations on the right to hold shares under the articles of association or Danish law.

Disclosure Requirements

Pursuant to Section 55 of the Danish Companies Act, a shareholder is required to notify us when such shareholder’s stake represents 5% or more of the voting rights in our company or the nominal value accounts for 5% or more of the share capital, and when a change of a holding already notified entails that the limits of 5, 10, 15, 20, 25, 50, 90 or 100% and the limits of one-third and two-thirds of the share capital’s voting rights or nominal value are reached or are no longer reached. The notification shall be given within two weeks following the date when the limits are reached or are no longer reached.

The notification shall provide information on the date of the acquisition or disposal of the shares, the full name, civil registration (CPR) number, and address of the shareholder or, in the case of an enterprise, registered office and business registration (CVR) number, the number of shares and their nominal value and share classes (if applicable) as well as information about the basis on which the calculation of the holdings has been made. In the event that the shareholder is a non-resident company or citizen of Denmark, the notification shall include documentation, which clearly identifies the owner. The company shall cause the notification to be entered in the owners’ register.

Pursuant to The Danish Companies Act, section 58a, we are obligated to collect and store for a period of at least five years certain information regarding the beneficial owners of shares in the Company. A beneficial owner is a physical person who ultimately holds or controls, directly or indirectly, a sufficient part of the ownership interests or voting rights or exercises control by other means, except for owners of companies whose ownership interests are traded on a regulated market or a similar market which is subject to a duty of disclosure in accordance with EU law or similar international standards.

The legal status of the notification obligations is not fully clarified in relation to ADS holders and an ADS holder may be subject to such obligations.

General Meetings

The general meeting of shareholders is the highest authority in all matters, subject to the limitations provided by Danish law and the articles of association. The annual general meeting shall be held at our home address or in the Greater Copenhagen area not later than the end of May in each year.

At the annual general meeting, the audited annual report is submitted for approval, together with the proposed appropriations of profit/treatment of loss, the election of the board of directors and election of our auditors. In addition, the board of directors reports on our activities during the past year.

General meetings are convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice. A convening notice will also be forwarded to shareholders recorded in our owners’ register, who have requested such notification and by publication in the Danish Business Authority’s computerized information system and on the company’s website.

At the latest, two weeks before a general meeting (inclusive of the day of the general meeting), we shall make the following information and documents available at our website.

•	the convening notice,

•	the documents that shall be presented at the general meeting, and

•	the agenda and the complete proposals.

Shareholders are entitled to attend general meetings, either in person or by proxy and they or their proxy may be accompanied by one advisor. A shareholder’s right to attend general meetings and to vote at general meetings is determined on the basis of the shares that the shareholder holds on the registration date. The registration date shall be one week before the general meeting is held. The shares which the individual shareholder holds are calculated on the registration date on the basis of the registration of ownership in the owners’ register as well as notifications concerning ownership which the Company has received with a view to update the ownership in the owners’ register. In addition, any shareholder who is entitled to attend a general meeting and who wishes to attend must have requested an admission card from us no later than three days in advance of the general meeting.

Any shareholder is entitled to submit proposals to be discussed at the general meetings. However, proposals by the shareholders to be considered at the annual general meeting must be submitted in writing to the board of directors not later than six weeks prior the general meeting.

Extraordinary general meetings must be held upon resolution of a general meeting to hold such a meeting or upon request of, the board of directors, our auditors or shareholders representing at least 1/20 of the registered share capital or such lower percentage as our articles of association may provide. Our articles of association do not state such lower percentage.

Holders of ADSs are not entitled to directly receive notices or other materials and may not attend or vote at general meetings.

Resolutions in General Meetings

Resolutions made by the general meeting generally may be adopted by a simple majority of the votes cast, subject only to the mandatory provisions of the Danish Companies Act and our articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose or increase any obligations of the shareholders towards the company require unanimity.

Quorum Requirements

There are no quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Squeeze out

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital and the corresponding voting rights to redeem his or her shares. Similarly, a majority shareholder holding more than 90% of the company’s share capital and the corresponding voting rights may, according to Section 70 of the same act, redeem the minority shareholder’s shares. In the event that the parties cannot agree to the terms of redemption and the valuation basis of the redemption price, this shall be determined by an independent evaluator appointed by the court for the district in which the registered office of the company is situated.

Comparison of Danish Corporate Law and our Articles of Association and Delaware Corporate Law

The following comparison between Danish corporate law, which applies to us, and Delaware corporate law, the law under which many publicly listed companies in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. This summary is subject to Danish law, including the Danish Companies Act, and Delaware corporation law, including the Delaware General Corporation Law. Further, please note that as an ADS holder you will not be treated as one of our shareholders and will not have any shareholder rights.

Duties of Directors

Denmark. Public limited liability companies in Denmark are usually subject to a two-tier governance structure with the board of directors having the ultimate responsibility for the overall supervision and strategic management of the company in question and with an executive board/management being responsible for the day-to-day operations. Each Director and member of the executive board/management is under a fiduciary duty to act in the interest of the company, but shall also take into account the interests of the creditors and the shareholders. Under Danish law, the members of the board of directors and executive management of a limited liability company are liable for losses caused by negligence whether shareholders, creditors or the company itself suffers such losses. They may also be liable for wrongful information given in the annual financial statements or any other public announcements from the company. An investor suing for damages is required to prove its claim with regard to the incurred loss, negligence and causation. Danish courts, when assessing negligence, have been reluctant to impose liability unless the directors and officers neglected clear and specific duties. This is also the case when it comes to liability with regard to public offerings or liability with regard to any other public information issued by the company.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Terms of the Members of our Board of Directors

Denmark. Under Danish law, the members of the board of directors of a limited liability company are generally appointed for an individual term of one year (terms may have a maximum period of four years). There is no limit in the number of consecutive terms the directors may serve. Pursuant to our articles of association, our directors are appointed by the general meeting of shareholders for a term of one year. Election of directors is, according to our articles of association, an item that shall be included on the agenda for the annual general meeting.

Pursuant to the Danish Companies Act, in a limited liability company that employed an average of at least 35 employees in the preceding three years, the employees are entitled to elect a minimum of two representatives and alternate members to the company’s board of directors and up to one half the number of the shareholder elected directors. If the number of representatives to be elected by the employees is not a whole number, such number must be rounded up. As of November 9, 2026, our company had 40 full time employees.

As of the date of this prospectus, our employees have not demanded representation on our board of directors.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes, of relatively equal size, with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Director Vacancies

Denmark. Under Danish law, new directors are elected by the shareholders in a general meeting also in the event of vacancies. A general meeting will thus have to be convened in order to fill a vacancy on the board of directors. However, the board of directors may choose to wait to fill vacancies until the next annual general meeting of the company, provided that the number of remaining directors is more than two, and provided that the remaining directors can still constitute a quorum. It is only a statutory requirement to convene a general meeting to fill vacancies if the number of remaining members on the board is less than three.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (1) otherwise provided in the certificate of incorporation or bylaws of the corporation or (2) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest Transactions

Denmark. Under Danish law, directors may not take part in any matter or decision-making that involves a subject or transaction in relation to which the director has a conflict of interest with us.

Delaware. The Delaware General Corporation Law generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•	the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•	the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy Voting by Directors

Denmark. In the event that a director in a Danish limited liability company is unable to participate in a board meeting, the elected alternate, if any, shall be given access to participate in the board meeting. Unless the board of directors has decided otherwise, or as otherwise is set out in the articles of association, the director in question may in special cases grant a power of attorney to another director, provided that this is considered safe considering the agenda in question.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Stockholder Rights

Notice of Meeting

Denmark. According to the Danish Companies Act, general meetings in limited liability companies shall be convened by the board of directors with a minimum of two weeks’ notice and a maximum of four weeks’ notice as set forth in the articles of association. A convening notice shall also be forwarded to shareholders recorded in our owners’ register, who have requested such notification. There are specific requirements as to the information and documentation required to be disclosed in connection with the convening notice.

Delaware. Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Voting Rights

Denmark. Each ordinary share confers the right to cast one vote at the general meeting of shareholders, unless the articles of association provide otherwise. Each holder of ordinary shares may cast as many votes as it holds shares. Shares that are held by us or our subsidiaries do not confer the right to vote.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than ten days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark. According to the Danish Companies Act, extraordinary general meetings of shareholders will be held whenever our board of directors or our appointed auditor requires. In addition, one or more shareholders representing at least 1/20th of the registered share capital of the company may, in writing, require that a general meeting be convened. If such a demand is forwarded, the board of directors shall convene the general meeting within two weeks thereafter.

All shareholders have the right to present proposals for adoption at the annual general meeting, provided that the proposals are made in writing and forwarded at the latest six weeks prior thereto. In the event that the proposal is received at a later date, the board of directors will decide whether the proposal has been forwarded in due time to be included on the agenda. Any business not included on the agenda may be transacted by the general meeting only if all shareholders’ consent.

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark. Under Danish law, it is permissible for shareholders to take action and pass resolutions by written consent in the event of unanimity; however, this will normally not be the case in listed companies and for a listed company, this method of adopting resolutions is generally not feasible.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal Rights

Denmark. The concept of appraisal rights does not exist under Danish law, except in connection with statutory redemptions rights according to the Danish Companies Act.

According to Section 73 of the Danish Companies Act, a minority shareholder may require a majority shareholder that holds more than 90% of the company’s registered share capital to redeem his or her shares.

Similarly, a majority shareholder holding more than 90% of the company’s share capital may, according to Section 70 of the same act, squeeze out the minority shareholders. In the event that the parties cannot agree to the redemption squeeze out price, this shall be determined by an independent evaluator appointed by the court. Additionally, there are specific regulations in Sections 249, 267, 285 and 305 of the Danish Companies Act that require compensation in the event of national or cross-border mergers and demergers. Moreover, shareholders who vote against a cross-border merger or demerger or cross-border conversion are, according to Sections 286, 306 and 318 m of the Danish Companies Act, entitled to have their shares redeemed.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark. Under Danish law, only a company itself can bring a civil action against a third party; an individual shareholder does not have the right to bring an action on behalf of a company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a negligent act directly against such individual shareholder.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark. Danish limited liability companies may not subscribe for newly issued shares in their own capital. Such company may, however, according to the Danish Companies Act Sections 196-201, acquire fully paid shares of its own capital provided that the board of directors has been authorized thereto by the shareholders acting in a general meeting. Such authorization can only be given for a maximum period of five years and the authorization shall fix (i) the maximum value of the shares and (ii) the minimum and the highest amount that the company may pay for the shares. Shares may generally only be acquired using distributable reserves.

Delaware. Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-takeover Provisions

Denmark. Under Danish law, it is possible to implement limited protective anti-takeover measures. Such provisions may include, among other things, (i) different share classes with different voting rights, (ii) specific requirements to register the shares on name in the company’s owners register and (iii) notification requirements concerning participation in general meetings. We have currently not adopted any such provisions.

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•	after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.

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Inspection of Books and Records

Denmark. According to Section 150 of the Danish Companies Act, a shareholder may request an inspection of the company’s books regarding specific issues concerning the management of the company or specific annual reports. If approved by shareholders with simple majority, one or more investigators are elected. If the proposal is not approved by simple majority but 25% of the share capital votes in favor, then a shareholder can request the court to appoint an investigator.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect certain of the corporation’s books and records, for any proper purpose, during the corporation’s usual hours of business.

Pre-emptive Rights

Denmark. Under Danish law, all shareholders have pre-emptive subscription rights in connection with capital increases that are carried out as cash contributions. In connection with an increase of a company’s share capital, the shareholders may, by resolution at a general meeting, approve deviations from the general Danish pre-emptive rights of the shareholders. Under the Danish Companies Act, such resolution must be adopted by the affirmative vote of shareholders holding at least a two-thirds majority of the votes cast and the share capital represented at the general meeting and requires that such capital increases will be carried out as a cash contribution at market price.

The board of directors may resolve to increase our share capital without pre-emptive subscription rights for existing shareholders pursuant to the authorizations described above under the caption “Authorizations to the Board of Directors.”

Unless future issuances of new shares are registered under the Securities Act or with any authority outside Denmark, United States shareholders and shareholders in jurisdictions outside Denmark may be unable to exercise their pre-emptive subscription rights under United States securities law.

Delaware. Under the Delaware General Corporation Law, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark. Under Danish law, the distribution of ordinary and extraordinary dividends requires the approval of a company’s shareholders at a company’s general meeting. Under the Danish Companies Act the general meeting may authorize the board of directors to resolve to distribute extraordinary dividends after presentation of a company’s first financial statements. The authorization may be subject to financial and time restrictions. The shareholders may not distribute dividends in excess of the recommendation from the board of directors and may only pay out dividends from our distributable reserves, which are defined as amounts stated as retained earnings in the Company’s latest approved financial statements, and reserves not being non-distributable under a statute or the Company’s articles of association, less retained earnings. The decision to pay out extraordinary dividends shall be accompanied by a balance sheet, and the board of directors determine whether it will be sufficient to use the balance sheet from the annual report or if an interim balance sheet for the period from the annual report period until the extraordinary dividend payment shall be prepared. If extraordinary dividends are paid out later than six months following the financial year for the latest annual report, an interim balance sheet showing that there are sufficient funds shall always be prepared.

Furthermore, it is possible under Danish law to distribute assets other than cash as dividends. If assets other than cash are distributed as dividends, a valuation report must be prepared. The valuation report must be prepared by one or more impartial valuation experts.

Delaware. Under the Delaware General Corporation Law, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.

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Shareholder Vote on Certain Reorganizations

Denmark. Under Danish law, all amendments to the articles of association shall be approved by the general meeting of shareholders with a minimum of two-thirds of the votes cast and two-thirds of the represented share capital. The same applies to solvent liquidations, mergers with the company as the discontinuing entity, mergers with the company as the continuing entity if shares are issued in connection therewith and demergers with the company as the transferor company and demergers with the company as the existing transferee if amendment of the articles of association for any purpose other than the adoption of the transferor company’s name or secondary name as the transferee company’s secondary name is required to be made. Under Danish law, it is debatable whether the shareholders must approve a decision to sell all or virtually all of the company’s business/assets.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Amendments to Governing Documents

Denmark. All resolutions made by the general meeting may be adopted by a simple majority of the votes, subject only to the mandatory provisions of the Danish Companies Act and the articles of association. Resolutions concerning all amendments to the articles of association must be passed by two-thirds of the votes cast as well as two-thirds of the share capital represented at the general meeting. Certain resolutions, which limit a shareholder’s ownership or voting rights, are subject to approval by a nine-tenth majority of the votes cast and the share capital represented at the general meeting. Decisions to impose any or increase any obligations of the shareholders towards the company require unanimity.

Delaware. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare A/S, Lottenborgvej 26 D, 1., DK-2800 Kgs. Lyngby, Denmark. The Bank of New York Mellon serves as the depositary, registrar and transfer agent for the ADSs.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Under the terms of that certain Deposit Agreement, dated as of February 4, 2021, as amended and supplemented from time to time, or the Deposit Agreement, by and among us, The Bank of New York Mellon as the depositary, and all owners and holders of the ADSs, the depositary will register and deliver the ADSs. As of the effectiveness of the Ratio Change on January 14, 2025, each ADS represents fifty ordinary shares (or a right to receive fifty ordinary shares) deposited with the depositary, acting through an office located in the United Kingdom, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (i) directly (a) by having an American Depositary Receipt, or an ADR, which is a certificate evidencing a specific number of ADSs registered in your name, or (b) by having uncertificated ADSs registered in your name, or (ii) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, or an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. European and Danish law governs shareholder rights. The depositary will be the holder of the shares underlying the ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. Those documents are filed as exhibits to the registration statement of which this prospectus forms a part.

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the shares into United States dollars, if it can do so on a reasonable basis. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Material Income Tax Considerations ” included elsewhere in this prospectus. The depositary will distribute only whole United States dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

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Shares

The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. United States securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions

The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. United States securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

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How can ADS holders withdraw the deposited securities?

You may surrender the ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Denmark and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender the ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

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Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

Any cash distribution to ADS holders

$0.05 (or less) per ADS

Persons depositing or withdrawing shares or ADS holders must pay:	For:

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement) Converting foreign currency to United States dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

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The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, the custodian or we may convert currency and pay U.S. dollars to the depositary. Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request. Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate. In certain instances, the depositary may receive dividends or other distributions from us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on or with respect to the ADSs or the deposited securities represented by any of the ADSs. The depositary may refuse to register any transfer of the ADSs or allow you to withdraw the deposited securities represented by the ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by the ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

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If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs, if any, in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold the ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the United States over-the-counter market;

•	we delist our ordinary shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act;

•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

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After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind that have not settled if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

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Your Right to Receive the Shares Underlying the ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•	when temporary delays arise because (i) the depositary has closed its transfer books or we have closed our transfer books, (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting or (iii) we are paying a dividend on our ordinary shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the United States federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with United States federal securities laws and the rules and regulations promulgated thereunder.

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MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material Danish and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire our ordinary shares.

Danish Tax Considerations

Taxation of Shareholders Residing Outside Denmark

It is currently not clear under current Danish tax legislation or case law how the listed ADSs are to be treated for tax purposes, and therefore no level of assurance can be given on this matter. For the purpose of the below comments, it is assumed that non-Danish tax resident holders of the ADSs should be treated as holders of listed shares in our company for Danish tax purposes, even though our company’s ordinary shares are not admitted to trading on a regulated market. Recent communications and binding rulings from the Danish Tax Assessment Council indicates that the holders of ADSs for Danish tax purposes are treated as holders of listed ordinary shares. The same communications and rulings indicate that the actual distribution of dividends on ADSs to Danish investors are considered dividends for Danish tax purposes. However, it should be emphasized that these communications and binding rulings are based on an individual analysis based on the actual facts and circumstances and terms and conditions of the depositary agreement implying that a holder of ADSs might not be able to rely on said rulings.

In the event that the holders of ADSs are not treated as holding listed shares in our company, it is likely that they will be treated as either holding unlisted shares or financial instruments for Danish tax purposes.

As described above, the below summary assumes that the holders of ADSs listed in the U.S. should be treated as holding listed ordinary shares in our company for Danish tax purposes, but if this is not the case, then this will impact the Danish tax treatment of the holders of ADSs, including in respect of the taxation of dividends paid to holders of ADSs.

Sale of the ADSs (Individuals and Companies)

Holders of the ADSs not resident in Denmark are normally not subject to Danish taxation on any gains realized on the sale of ADSs, irrespective of the ownership period, subject to certain anti-avoidance rules seeking to prevent that taxable dividend payments are converted to tax exempt capital gains.

No Danish share transfer tax or stamp duties should be payable on transfer of ADSs.

If an investor holds the ADSs in connection with a trade or business conducted from a permanent establishment in Denmark, gains on shares may be included in the taxable income of such activities pursuant to the rules applying to Danish tax residents.

Dividends (Individuals)

As described above, the recent communications and binding rulings from the Danish Tax Assessment Council indicate that the holders of ADSs for Danish tax purposes are treated as holders of listed ordinary shares in the company. The same communications and rulings indicate that the actual distribution of dividends on ADSs to investors are considered dividends for Danish tax purposes. In principle the holders of the ADSs should therefore be entitled to apply for a refund of Danish withholding tax on dividends paid by the company. However, it remains uncertain how the Danish tax authorities will accept/handle this in practice and whether. the holders of ADSs will in fact be entitled to apply for a refund of Danish withholding tax on dividends paid by the company.

If the holders of ADS for Danish purposes are treated as holders of the ordinary shares in the company and are entitled to apply for a refund of Danish withholding tax on dividends paid by the company, then the below should apply:

Dividends paid to individuals are generally subject to 27% withholding tax. The withholding tax is 44% for dividends paid to beneficial owners in “Blacklisted Jurisdictions”. The 44% rate only applies to “Main Shareholders” which generally encompass individual shareholders holding more than 25% of the shares or 50% of the votes.

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Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the holders of the ADSs are considered beneficial owners of the dividends according to the applicable double tax treaty between Denmark and the tax residence country of the ADS holder, the withholding tax rate under such double tax treaty may apply to the extent the tax residency of the ADS holder can be documented and to the extent it can be documented that the dividends are in fact paid onwards to the holder of the ADSs as the beneficial owner.

For holders of ADSs (as the beneficial owners of the dividends on the ordinary shares), if the withholding tax rate applied is higher than the applicable final tax rate (as reduced according to domestic law or an applicable double tax treaty) for the holder of ADSs, a request for a refund of Danish tax in excess hereof can be made in the following situations:

Reduction According to Tax Treaty

In the event that the ADS holder is a resident of a state with which Denmark has entered into a tax treaty, the holder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%. Denmark has entered into tax treaties with approximately 80 countries, including the United States, Switzerland and almost all members of the European Union. The tax treaty between Denmark and the United States generally provides for a 15% tax rate.

Reduction According to Danish Tax Law

If the ADS holder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) of the company and the ADS holder is tax resident in a state which has a double tax treaty or an international agreement, convention or other administrative agreement on assistance in tax matters according to which the competent authority in the state of the ADS holder is obligated to exchange information with Denmark, dividends are subject to tax at a rate of 15%. If the ADS holder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the ADS holder together with related ADS holders holds less than 10% of the nominal share capital of the company.

Note that the reduced tax rate does not affect the withholding rate, which is why the holder must claim a refund as described above in order to benefit from the reduced rate.

Where a non-resident of Denmark holds shares which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents.

The recent communications and binding rulings from the Danish Tax Assessment Council indicates that a holder of ADSs selling such ADSs back to the company should be exempt from withholding tax on the basis of a specific exception applying to shares in listed companies. It should be emphasized that these rulings are based on an individual analysis based on the actual facts and circumstances and terms and conditions of the depositary agreement implying that a holder of ADSs might not be able to rely on said rulings.

Dividends (Companies)

As described above, the recent communications and binding rulings from the Danish Tax Assessment Council indicates that holders of ADSs for Danish tax purposes are treated as holders of listed ordinary shares. The same communications and rulings indicate that the actual distribution of dividends on ADSs to investors are considered dividends for Danish tax purposes. In principle the holders of the ADSs should therefore be entitled to apply for a refund of Danish withholding tax on dividends paid by the company. However, it remains uncertain how the Danish tax authorities will accept/handle this in practice and whether the holders of ADSs will in fact be entitled to apply for a refund of Danish withholding tax on dividends paid by the company.

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If the holders of ADS for Danish purposes are treated as holders of the ordinary shares in the company and are entitled to apply for a refund of Danish withholding tax on dividends paid by the company, then the below should apply:

Dividends paid to companies are generally subject to 27% withholding tax. Companies residing in certain black-listed countries and holding Group Shares or Subsidiary Shares are subject to 44% withholding tax and not eligible to for any refund of such 44% withholding tax.

Non-residents of Denmark are not subject to additional Danish income tax in respect to dividends received on shares.

If the holder of the ADSs is considered the beneficial owner of the dividends according to the applicable double tax treaty between Denmark and the tax residence country of the ADS holder, the withholding tax rate under such double tax treaty may apply to the extent the tax residency of the ADS holder can be documented.

Dividends from Subsidiary Shares are tax exempt provided the taxation of the dividends is to be waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the jurisdiction in which the company investor is resident. If Denmark is to reduce taxation of dividends to a foreign company under a tax treaty, Denmark will not — as a matter of domestic law — exercise such right and will in general not impose any tax at all. Further, dividends from Group Shares — not also being Subsidiary Shares — are exempt from Danish tax provided the company investor is a resident of the European Union or the EEA and provided the taxation of dividends should have been waived or reduced in accordance with the Parent-Subsidiary Directive (2011/96/EEC) or in accordance with a tax treaty with the country in which the company investor is resident had the shares been Subsidiary Shares.

Dividend payments on both Tax-Exempt and Taxable Portfolio Shares will generally be subject to a tax rate of 22% irrespective of ownership period. While the actual withholding tax rate is as a starting point 27%, it can be reduced if certain requirements are met. If the withholding tax rate applied is higher than the applicable final tax rate for the ADS holder, a request for a refund of Danish tax in excess hereof can be made by the ADS holder in the following situations:

Reduction According to Tax Treaty

In the event that the shareholder is a resident of a state with which Denmark has entered into a double taxation treaty, the shareholder may generally, through certain certification procedures, seek a refund from the Danish tax authorities of the tax withheld in excess of the applicable treaty rate, which is typically 15%.

Denmark has entered into tax treaties with a large number of countries, including the United States and almost all members of the European Union. The tax treaty between Denmark and the United States generally provides for a 15% rate.

Reduction According to Danish Tax law

A corporate ADS holder to whom the 44% withholding tax rate mentioned above does not apply can always request a refund of at least 5% corresponding to the difference between a 27% withholding tax and the Danish CIT rate of 22%.

If the ADS holder holds less than 10% of the nominal share capital (in the form of ordinary shares in the company and not on the basis of the number of the ADSs issued) in the company and the ADS holder is resident in a jurisdiction which has a tax treaty or an international agreement, convention or other administrative agreement on assistance in tax according to which the competent authority in the state of the ADS holder is obligated to exchange information with Denmark, dividends are generally subject to a tax rate of 15%. If the ADS holder is tax resident outside the European Union, it is an additional requirement for eligibility for the 15% tax rate that the ADS holder together with related ADS and shareholders holds less than 10% of the nominal share capital of the company. Note that the reduced tax rate does not affect the withholding rate, hence, in this situation the ADS holder must also claim a refund as described above in order to benefit from the reduced rate. Where a non-resident company of Denmark holds ADSs which can be attributed to a permanent establishment in Denmark, dividends are taxable pursuant to the rules applying to Danish tax residents.

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The recent communications and binding rulings from the Danish Tax Assessment Council indicate that a holder of ADSs selling such ADSs back to the company should be exempt from withholding tax on the basis of a specific exception applying to shares in listed companies. It should be emphasized that these rulings are based on an individual analysis based on the actual facts and circumstances and terms and conditions of the depositary agreement implying that a holder of ADSs might not be able to rely on said rulings.

Share Transfer Tax and Stamp Duties

No Danish share transfer tax or stamp duties should be payable on transfer of the shares.

Certain Material U.S. Federal Income Tax Considerations

The following discussion describes certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of ADSs by a U.S. Holder (as defined below) that acquires the ADSs and holds them as a capital asset (generally, property held for investment) under the Internal Revenue Code of 1986, as amended from time to time, or the “Code”. This discussion is based upon existing U.S. tax law (including the Code, its legislative history, existing, temporary and proposed United States Department of the Treasury Regulations promulgated thereunder, or the “Treasury Regulations”, administrative and judicial interpretations thereof, and other published rulings, guidance, and court decisions) in effect on the date hereof. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein. No ruling has been sought from the Internal Revenue Service, or the “IRS”, or any other taxing authority, with respect to any U.S. federal income tax consequences described below. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS, other taxing authorities, and the U.S. courts could disagree with one or more of the positions taken in this summary. This summary is not binding on the IRS or any other taxing authority or court, none of which are precluded from taking a position that is different from or contrary to, any position taken in this summary and there can be no assurance that the IRS, other taxing authority, or a court will not take a contrary position. No opinion from U.S. legal counsel has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the ADSs.

This discussion does not address all aspects of U.S. federal income taxation that may be applicable to

U.S. Holders in light of their particular circumstances or status, including investors subject to special tax rules (such as, banks, and other financial institutions, insurance companies, broker-dealers in stocks, securities, currencies, or notional principal contracts, traders that have elected to mark securities to market, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, tax-exempt organizations (including private foundations and charitable remainder trusts), pension plans, persons that hold the ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated investment or transaction as determined for U.S. federal income tax purposes, persons whose “functional currency” is not the USD, U.S. expatriates or former long-term residents of the United States, persons that directly, indirectly or constructively own 10% or more (by vote or value) of the Company, persons who acquired interests in the Company pursuant to the exercise of any employee share option or otherwise as compensation, or persons holding interests in the Company through partnerships or other pass-through entities).

This summary does not address the treatment of a non-U.S. holder, nor does it address the tax treatment under the laws of any U.S. state or local or non-U.S. taxing jurisdiction, the special tax accounting rules under Section 451(b) of the Code, or any U.S. estate, gift or alternative minimum tax consequences.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of the ADSs. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the ADSs that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

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•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) a valid election under applicable Treasury Regulations is in effect for the trust to be treated as a United States person.

If a partnership or other pass-through entity (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds the ADSs, the tax treatment of a person treated as a partner or other owner in the partnership or other pass-through entity for U.S. federal income tax purposes generally will depend on the status of the partner or other owner and the activities of the partnership or other pass-through entity. Partnerships (and other entities or arrangements so treated for U.S. federal income tax purposes) and their partners should consult their own tax advisors.

In general, for U.S. federal income tax purposes, a holder of ADSs will be treated as the owner of the shares represented by those ADSs. Exchanges of shares for ADSs, and ADSs for shares, generally will not be subject to U.S. federal income tax.

This discussion addresses only U.S. Holders and does not discuss any tax considerations other than U.S. federal income tax considerations. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S., income and other tax consequences of the purchase, ownership, and disposition of ADSs.

Dividends

Under the U.S. federal income tax laws, and subject to the PFIC (as defined below) rules discussed below under “— Passive Foreign Investment Company Considerations”, any distributions of cash or other property with respect to the ADSs (including any amounts withheld in respect thereof), generally will, to the extent made out of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes, constitute dividends for U.S. federal income tax purposes. Generally, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is includible in income for a U.S. Holder and subject to U.S. federal income taxation. Dividends paid to a non-corporate U.S. Holder that constitute dividend income from a “qualified foreign corporation” will be taxable at a preferential tax rate applicable to long-term capital gains, provided that the U.S. Holder holds the ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. The ADSs are listed on The Nasdaq Capital Market, which is an established securities market in the United States. We therefore expect that dividends we pay with respect to the ADSs generally will constitute qualified dividend income. There can be no assurance, however, that the ADSs will be considered readily tradeable on an established securities market in later years.

A U.S. Holder must include any Danish tax withheld from the dividend payment, as described above under “— Danish Tax Considerations — Taxation of Shareholders Residing Outside Denmark,” in the gross amount of any dividend paid even though the holder does not in fact receive it. The dividend is taxable to the holder when the depositary receives the dividend, actually or constructively. Because we are not a U.S. corporation and do not expect to meet the dividends-received deduction eligibility criteria for non-U.S. corporations, the dividend is not expected to be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The amount of the dividend distribution includible in a U.S. Holder’s income will be the USD value of the Danish Krone payments made, determined at the spot Danish Krone/USD rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into USD. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into USD will be treated as ordinary income or loss to the U.S. Holder and will not be eligible for the special tax rate applicable to qualified dividend income. The currency gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

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To the extent a distribution with respect to ADSs exceeds our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, the distribution will be treated, first, as a tax-free return of the U.S. Holder’s capital invested in the Company, up to the holder’s adjusted tax basis in its ADSs, and, thereafter, as capital gain, which is subject to the tax treatment described below in “— Gain on Sale, Exchange or Other Taxable Disposition of ADSs.”

Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, all distributions paid will generally be treated as “dividends” for U.S. federal income tax purposes.

Dividends paid by the Company generally will be treated as income from foreign sources for U.S. foreign tax credit purposes and generally will constitute passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ADSs, including the Danish tax withheld in accordance with the Treaty and paid over to the Danish taxing authority, which may, subject to such limitations, be creditable against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. To the extent a refund of the tax withheld is available to a U.S. Holder under Danish law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Investors are urged to consult their own tax advisors about the availability of any foreign tax credits or deductions in respect to their specific tax situations.

Sale, Exchange or Taxable Disposition of ADSs

Subject to the PFIC rules described below under “— Passive Foreign Investment Company Considerations”, a U.S. Holder that sells, exchanges or otherwise disposes of ADSs in a taxable disposition generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the United States dollar value of the amount realized and the holder’s adjusted tax basis, determined in United States dollars, in the ADSs. Gain or loss recognized on such a sale, exchange or other disposition of ADSs generally will be long-term capital gain if the U.S. Holder’s holding period in the ADSs exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

We believe that we were not a PFIC for our 2025 taxable year , but have not made a determination as to whether the Company will or will not be treated as a PFIC in the current taxable year and subsequent taxable years. The determination of PFIC status is inherently factual, is subject to a number of uncertainties (including with respect to the market price of the ADSs, which may fluctuate considerably), and can be determined only annually after the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.

There can be no assurance that the Company will or will not be determined to be a PFIC for the current tax year or any prior or future tax year, and no opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or will be requested. U.S. Holders should consult their own U.S. tax advisors regarding our PFIC status.

If we were classified as a “passive foreign investment company”, or a “PFIC”, for U.S. federal income tax purposes in any taxable year, a U.S. Holder would be subject to special rules with respect to distributions on and sales, exchanges and other dispositions of the ADSs. A non-U.S. corporation, such as the Company, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income (the “income test”) or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the Company’s goodwill and other unbooked intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. However, certain rents and royalties received from unrelated parties in connection with the active conduct of a trade or business are not considered passive income for purposes of the PFIC test. For purposes of the PFIC test, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

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If we were a PFIC with respect to a U.S. Holder, then unless such U.S. Holder makes one of the elections described below, a special tax regime would apply to the U.S. Holder with respect to (i) any “excess distribution” (generally, aggregate distributions in any year that are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or the holder’s holding period for the ADSs) and (ii) any gain realized on the sale or other disposition of the ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. If we were determined to be a PFIC, this tax treatment for U.S. Holders would apply also to indirect distributions and gains deemed realized by U.S. Holders in respect of stock of any of our subsidiaries determined to be PFICs. In addition, dividend distributions would not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “— Dividends.”

A U.S. Holder that holds the ADSs at any time during a taxable year in which we are classified as a PFIC generally will continue to treat such ADSs as ADSs in a PFIC, even if we no longer satisfy the PFIC income and asset tests described above, unless the U.S. Holder elects to recognize gain via a “deemed sale” election, which will be taxed under the excess distribution rules as if such ADSs had been sold on the last day of the last taxable year for which we were a PFIC. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the ADSs with respect to which such election was made will not be treated as ADSs in a PFIC.

Certain elections by a U.S. Holder would alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the ADSs, as described below. These elections include a “qualified electing fund” or “QEF” election and a “mark-to-market” election, which is described in more detail below. We do not expect that a U.S. Holder would be able to make a QEF election with respect to the ADSs because we do not intend to provide to U.S. Holders the required information to make a valid QEF election.

In the event we are determined to be a PFIC, the rules applicable to PFICs described above would not apply to a U.S. Holder that makes a “mark-to-market” election with respect to the ADSs, but this election will be available with respect to the ADSs only if they meet certain minimum trading requirements to be considered “marketable stock” for purposes of the PFIC rules. Generally, ADSs will be treated as marketable stock if they are “regularly traded” on a “qualified exchange” within the meaning of applicable Treasury Regulations. ADSs generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. The ADSs will be considered marketable stock as long as they remain listed on The Nasdaq Capital Market and are regularly traded. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

A U.S. Holder that makes a valid mark-to-market election for the first tax year in which the holder holds (or is deemed to hold) ADSs and for which we are a PFIC will be required to include each year an amount equal to the excess, if any, of the fair market value of such ADSs the holder owns as of the close of the taxable year over the holder’s adjusted tax basis in such ADSs. The U.S. Holder will be entitled to a deduction for the excess, if any, of the holder’s adjusted tax basis in the ADSs over the fair market value of such ADSs as of the close of the taxable year, but only to the extent of any net mark-to-market gains with respect to such ADSs included by the U.S. Holder under the election for prior taxable years and may be subject to certain other limitations. The U.S. Holder’s adjusted tax basis in such ADSs will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other taxable disposition of such ADSs, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of ADSs to the extent that the amount of such loss does not exceed net mark- to-market gains previously included in income, will be treated as ordinary loss.

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Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the ADSs cease to be treated as marketable stock for purposes of the PFIC rules or the IRS consents to its revocation. The excess distribution rules described above generally will not apply to a

U.S. Holder for tax years for which a mark-to-market election is in effect. However, if we were a PFIC for any year in which the U.S. Holder owns the ADSs but before a mark-to-market election is made, the interest charge rules described above would apply to any mark-to-market gain recognized in the year the election is made.

A U.S. Holder of PFIC shares or ADSs must generally file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund). The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax. U.S. Holders are urged to consult their tax advisors as to our status as a PFIC, and the tax consequences to them if we were a PFIC, including the reporting requirements and the desirability of making, and the availability of, a mark-to-market election with respect to the ADSs.

Net Investment Income Tax

Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of ADSs. A U.S. person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this net investment income tax to its income and gains in respect of any investment in ADSs.

Information Reporting with Respect to Foreign Financial Assets

Individual U.S. Holders may be subject to certain reporting obligations on IRS Form 8938 (Statement of Specified Foreign Financial Assets) with respect to the ADSs for any taxable year during which the U.S. Holder’s aggregate value of these and certain other “specified foreign financial assets” exceed a threshold amount that varies with the filing status of the individual. This reporting obligation also applies to domestic entities formed or availed of to hold, directly or indirectly, specified foreign financial assets, including the ADSs. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so.

U.S. Holders who acquire ADSs for cash may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) with the IRS and to supply certain additional information to the IRS if (i) immediately after the transfer, the U.S. Holder owns directly or indirectly (or by attribution) at least 10% of our total voting power or value or (ii) the amount of cash transferred to us in exchange for ADSs, when aggregated with all related transfers under applicable Treasury Regulations, exceeds $100,000. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement.

Information Reporting and Backup Withholding

Dividend payments with respect to the ADSs and proceeds from the sale, exchange or other taxable disposition of the ADSs may be subject to information reporting to the IRS and possible U.S. backup withholding. In general, information reporting, including IRS Form 1099 reporting, will apply to dividends in respect of ADSs and the proceeds from the sale, exchange or other taxable disposition of ADSs that are paid to a holder of ADSs within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient such as a corporation. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding. U.S. Holders that are required to establish their exempt status generally must provide such certification on IRS Form W-9. Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the U.S. Holder’s income tax liability by filing a refund claim with the IRS, provided that the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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PLAN OF DISTRIBUTION

The selling shareholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares represented by ADSs covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholder without registration and without regard to any volume or manner-of- sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares represented by ADSs for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares represented by ADSs by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Listing

Our ADSs are listed on The Nasdaq Capital Market under the symbol “EVAX”.

Depositary

The depositary for our ADSs is The Bank of New York Mellon.

EXPENSES OF THE OFFERING

Set forth below is an itemization of the total anticipated expenses expected to be incurred in connection with the offer and sale of the ADSs by the selling shareholder. With the exception of the SEC registration fee, all amounts are estimates, in United States dollars:

SEC registration fee	$553

Legal fees and expenses	$50,000
Accounting fees and expenses	$20,000
Miscellaneous expenses	$10,000
Total	$80,553

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized under the laws of Denmark, with a domicile in the municipality of Hørsholm, Denmark.

Some of the members of our board of directors and executive management are residents of Denmark or other jurisdictions outside the United States. A substantial portion of ours and such persons’ assets are located in Denmark or other jurisdictions outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons or us with respect to litigation that may arise under U.S. law or to enforce against them or our company judgments obtained in U.S. courts, whether or not such judgments were made pursuant to civil liability provisions of the federal or state securities laws of the United States or any other laws of the United States.

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There is not currently a treaty between the United States and Denmark providing for reciprocal recognition and enforceability of judgments rendered in connection with civil and commercial disputes and, accordingly, that a final judgment (other than arbitration awards) rendered by a U.S. court based on civil liability would not be enforceable in Denmark. It is uncertain whether Danish courts would allow actions to be predicated on the securities laws of the United States or other jurisdictions outside Denmark. Danish courts are likely to deny claims for punitive damages and may grant a reduced amount of damages compared to U.S. courts.

LEGAL MATTERS

We are being represented by Duane Morris LLP, New York, New York with respect to certain legal matters of United States federal securities and New York state law. We are being represented by Mazanti- Andersen AdvokatPartnerselskab, Denmark with respect to certain legal matters of the law of Denmark.

EXPERTS

The consolidated financial statements of Evaxion A/S appearing in Evaxion A/S’s Annual Report (Form 20-F) for the year ended December 31, 2025, have been audited by EY Godkendt Revisionspartnerselskab, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered business address of EY Godkendt Revisionspartnerselskab is Marmorvej 1, 2100 Copenhagen Ø, Denmark.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 (File No. 333-291685) under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, on Form 6-K, unaudited interim financial information.

We maintain a corporate website at www.evaxion.ai. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (including any exhibits, except where otherwise noted):

•	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 5, 2026;

•	our reports on Form 6-K filed with the SEC on March 5, 2026, March 17, 2026, March 19, 2026, March 30, 2026, April 7, 2026, April 16, 2026, April 17, 2026, April 22, 2026, April 27, 2026, May 4, 2026, May 7, 2026, May 12, 2026, June 11, 2026, June 12, 2026, July 1, 2026, July 13, 2026, July 17, 2026, August 14, 2026, August 17, 2026, August 20, 2026 (two reports), September 4, 2026, September 14, 2026, October 2, 2026, October 19, 2026, October 23, 2026, October 30, 2026, November 3, 2026, November 4, 2026, and November 6, 2026.

•	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on January 26, 2021, including all amendments and reports filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

Evaxion A/S

Dr. Neergaards Vej 5F

2970 Hørsholm

Denmark

Tel: +45 31 24 64 27

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In so far as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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38,450,000 ORDINARY SHARES REPRESENTED BY

769,000 AMERICAN DEPOSITARY SHARES

EVAXION A/S

PROSPECTUS

November 13, 2026